EXHIBIT 10.2

September 5, 2023

DEP Nevada, Inc. 2625 N. Green Valley Pkwy, Ste 150 Henderson, Nevada 89014 Email: triphoffman@bodyandmind.com	LMTB LLC 4801 Emerson Ave., Suite 112 Palatine, IL 60067 Email: compliance@ptsgrows.com

Re: Letter Agreement

Reference is hereby made to that certain Membership Interest Purchase Agreement, dated September 5, 2023 by and between DEP Nevada, Inc. (“Seller”), NMG OH P1, LLC d/b/a Body and Mind (“Company”) and LMTB LLC (“Buyer”) (the “MIPA”). All capitalized terms not otherwise defined herein shall have the respective meanings assigned to them in the MIPA.

WHEREAS, the Company is licensed by the Regulator as a medical marijuana processor pursuant to the Ohio Medical Marijuana Act, as amended, and the rules adopted thereunder as modified, amended, changed or supplemented from time to time.

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms of their mutual understanding relating to operations and certain business decisions of the Company during the period, starting at the signing of the MIPA and up to and including the Closing Date (as defined in the MIPA) (“Pre-Takeover Period”).

WHEREAS, the Parties desire that Buyer provide to the Company certain administrative, finance and accounting, operational and compliance support, as further described below, of the Company during the Pre-Takeover Period.

THEREFORE, and in consideration for the terms contained herein, and only with respect to the Pre-Takeover Period, the Parties agree as follows:

1. Scope of Business Agreement

The Buyer shall provide consultation and support services to Seller with respect to administrative, operational, finance and accounting and compliance matters of the Company (“Services”).

The Seller shall provide on-site access to Buyer’s representatives, in addition to in-person meetings with the Company’s employees.

The Seller and Company shall provide the Buyer with system access and information technology viewing rights in addition to access to the Company’s record-keeping and material including but not limited to quality control, product purchases, collection efforts, key performance indicators and compliance material, with recurring updates provided on an as-needed basis.

The Seller and Company shall schedule and hold meetings as required to review business matters and initiatives including but not limited to updates on purchase orders, product pricing/composition/assortment strategy, inventory turn-over and targets, and accounts payable settlements and schedules.

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In the event that any employee of the Company gives notice of intention to terminate his or her employment, the Seller will notify the Buyer immediately and work collaboratively with the Buyer and exercise their commercially reasonable efforts to sustain the business and avoid economic erosion as a result of such termination(s).

The Company shall cooperate with all reasonable requests of Buyer in furtherance of its performance of the Services and this Agreement.

2. Management Fee and Expenses

Buyer will not be paid a fee during the Pre-Takeover Period.

The Seller shall reimburse the Buyer for all reasonable costs and expenses directly incurred in performing the Services.

3. Term and Termination

This Agreement shall commence on the Effective Date and continue until the earlier the Closing Date (as defined in the MIPA) or the termination of the MIPA (the “Term”).

4. Ownership and Control

The Parties acknowledge and agree that this Agreement provides a framework for Seller and Buyer to collaborate in advancing the business of the Company in the Pre-Takeover Period.

For avoidance of doubt, the Seller shall retain full economic, legal and compliance control of the Company, and Seller shall make all final decisions relating to any consultation advice and services that Buyer provides in the Pre-Takeover Period. Furthermore, the Seller shall be exclusively responsible for administering and controlling the Company operations, including paying its contractors and making all employee hiring, firing, promotion and disciplinary decisions and determinations. All individuals providing Services are subject to the direction and control of the Company. At all times, the Company shall remain in full control of its day-to-day business. Buyer shall not exert, nor will it be requested to exert, significant influence or control over the Company.

Nothing in this Agreement or the MIPA shall be construed as a change in ownership as defined in Rule 3796 of the Ohio Administrative Code unless and until an application to the Regulator has been properly submitted and approved by the Regulator.

The relationship between and among the Parties is that of independent contractors. This Agreement does not create a partnership or joint venture between and/or among the Parties.

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5. Regulatory Matters

The Agreement will be subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of state cannabis laws (together with all related rules and regulations thereunder, and any amendment or replacement act, rules, or regulations, the “Act”) or the guidance or instruction of the Regulator. The Parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the Parties agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions necessary and reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify the MIPA to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not in limitation of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, correspondence or any other inquiry from the Regulator and, to the extent permitted by the Regulator, keep each other fully and promptly informed as to any such requests, requirements, correspondence or inquiry.

6. Employees and Continuing Employees

The parties hereby agree that during the period commencing at the Closing Date and ending on the date which is twelve (12) months from the Closing Date (or if earlier, the date of the employee's termination of employment with the Company), Buyer shall endeavor to, and shall cause the Company to endeavor to, provide each employee disclosed on Schedule 4.12(a) of the MIPA who remains employed immediately after the Closing (“Company Continuing Employee”) with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; (ii) target bonus opportunities (excluding equity-based compensation), if any, which are no less than the target bonus opportunities (excluding equity-based compensation) provided by the Company immediately prior to the Closing Date; (iii) retirement and welfare benefits that are substantially similar in the aggregate than those provided by the Company immediately prior to the Closing Date; and (iv) severance benefits that are substantially similar in practice, plan or policy in effect for such Company Continuing Employee immediately prior to the Closing Date.

With respect to any employee benefit plan maintained by Buyer or its subsidiaries (collectively, “Buyer Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall endeavor, or shall cause the Company to endeavor to, recognize all service of the Company Continuing Employees with the Company or any of its subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits, (ii) such service was not recognized under the corresponding Buyer Benefit Plan, or (iii) such service would violate any existing Buyer Benefit Plan.

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Notwithstanding anything to the contrary as set forth herein, Buyer or any of its Affiliates shall not be obligated to provide any retirement, welfare, severance or any other benefit to Company Continuing Employees in the even that (i) Buyer or its affiliate does not offer such benefits to any other employee in a similar position or (ii) such benefit would run afoul of any law, or (iii) such benefit would violate any contract or other agreement in which the Buyer or its affiliate has previously entered into.

Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement, or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Letter Agreement shall not create any right in any employee or any other Person to any continued employment with the Company, Buyer, or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

Furthermore, nothing contained herein requires or obligates the Company to (a) continue to employ any employee of the Company or Seller after Closing, (b) continue to employ any Company Continuing Employee in the same or similar role after Closing; or (c) continue to provide the same or similar salary, wages, equity incentives, benefits, Buyer Benefit Plans, bonus opportunities, or other compensation to any Company Continuing Employee after Closing. Any and all Company Continuing Employees will be at-will employees of the Company, subject to the Company’s rules and policies as well as those of the Ohio Medical Marijuana Control Program. All Company Continuing Employees may be terminated with or without cause or advance notice.

7. Miscellaneous

This Agreement shall be subject to and interpreted in accordance with the laws of the State of Ohio and any controversy arising under this Agreement shall be litigated in a state court located within Lorain County, Ohio.

This Agreement may be executed in any number of counterparts, each of which may be executed by any one or more of the Parties, but all of which shall constitute one instrument, and shall be binding and effective when the Parties have executed at least one counterpart. Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

The Company shall maintain all benefits, worker’s compensation coverage and insurance during the Term.

Neither party may assign this Agreement without the prior written consent of the other party with such consent not to be unreasonably withheld, conditioned or delayed.

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This Agreement is the complete and exclusive statement of the entire understanding of the Parties regarding the subject matter hereof, and supersedes all previous agreements or understandings regarding the same, whether written or oral.

This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

Each party hereby acknowledges its agreement to the foregoing by signing this letter agreement.

DEP NEVADA, INC.		LMTB LLC By: PTS Corp., its sole member and manager

By:	/s/ Stephen ‘Trip’ Hoffman	By:	/s/ Mitchel Kay
Name:	Stephen ‘Trip’ Hoffman	Name:	Mitchel Kay
Title:	Authorized Signatory	Title:	Authorized Signatory

NMG OH P1, LLC

By:	/s/ Stephen ‘Trip’ Hoffman
Name:	Stephen ‘Trip’ Hoffman
Title:	Authorized Signatory

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